Exhibit 4.1

SEARS, ROEBUCK AND CO.
Servicer

SRFG, INC.
Seller

and

BANK ONE, NATIONAL ASSOCIATION
Trustee

on behalf of the Certificateholders

AMENDMENT NO. 5

Dated as of July 20, 2001

amending

POOLING AND SERVICING AGREEMENT
Dated as of July 31, 1994

_______________________________________________________

SEARS CREDIT ACCOUNT MASTER TRUST II

RECITALS

           WHEREAS, the parties hereto entered into that certain Pooling and Servicing Agreement, dated as of July 31, 1994, as amended (the "Agreement"), by and among Sears, Roebuck and Co., a New York corporation, as Servicer ("Sears"), SRFG, Inc., formerly Sears Receivables Financing Group, Inc., a Delaware corporation, as Seller ("SRFG") and Bank One National Association, a national banking association, formerly The First National Bank of Chicago, as Trustee (the "Trustee"), and the Series Supplements to the Agreement listed on Exhibit A hereto;

           WHEREAS, Sears, SRFG and the Trustee desire to effect certain amendments to the Agreement pursuant to Section 13.01 of the Agreement.

AGREEMENT

           NOW, THEREFORE, THIS AMENDMENT WITNESSETH that, for and in consideration of the above premises, Sears and SRFG agree with the Trustee as follows:

I.        Definitions.

          Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

II.      Amendment to Section 1.01.

          A.       "Account." The definition of "Account" is amended and restated in its entirety to read as follows:

         "Account" shall mean an open-end retail charge plan for specified Persons, maintained by Sears or an affiliate of Sears with respect to the sale of goods or services (including, without limitation, any general purpose or co-branded credit cards and Sears MasterCard accounts), receivables under which are transferred to the Trust pursuant to this Agreement. Unless the Seller otherwise elects, no Account shall be a Charged-Off Account as of the Account Selection Date. Each Account shall be identified by account number on Schedule 1 hereto. The definition of Account shall include each account (a "Transferred Account") into which an Account shall be transferred provided that (i) such transfer was made in accordance with the Credit Guidelines and (ii) such transferred Account can be traced or identified as an account into which an Account has been transferred. The term "Account" shall be deemed to refer to an Additional Account only from and after the Addition Date with respect thereto. The definition of Account shall not include any Account the Receivables in which are removed from the Trust pursuant to Section 2.09 hereof after it has been reassigned to the Seller.           B.      "Collections." The definition of "Collections" is amended and restated in its entirety to read as follows:

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         "Collections" shall mean (i) all payments including Coverage Proceeds, if any, by or on behalf of an Obligor received by the Servicer or an affiliate of the Servicer, in respect of the Receivables at one of its central administrative units charged with processing funds and recording them in the Servicer's or the affiliate's records, as applicable, in the form of cash, checks, wire transfers, ATM transfers or other forms of payment in accordance with the relevant Credit Agreement in effect from time to time, (ii) amounts treated as Collections pursuant to Sections 2.06(b), 2.07(c), 3.01(c), 4.06(a) and 4.06(c) hereof and any amounts treated as Collections pursuant to the terms of the applicable Series Supplement, less reductions to Collections pursuant to Section 4.06(a) and (iii) all amounts realized by the Servicer on account of Interchange. A Collection processed on an Account in excess of the aggregate amount of Receivables in such Account shall be credited to such Account or refunded to the Obligor by the Servicer or an affiliate of the Servicer in accordance with its normal practice pursuant to Section 4.06(a). A Collection shall be deemed to have been received at the end of the day on the Date of Processing of such Collection.           C.         "Finance Charge Collections." The definition of "Finance Charge Collections" is hereby amended and restated in its entirety to read as follows:             "Finance Charge Collections" for any Due Period shall mean the lesser of (a) the sum of the aggregate amount of Finance Charge Receivables billed at the beginning of such Due Period plus Interchange realized by the Servicer during such Due Period, or (b) Collections actually received in such Due Period.           D.         "Insurance Proceeds." The definition of "Insurance Proceeds" is hereby redefined as "Coverage Proceeds", and the term "Coverage Proceeds" shall be substituted for each and every occurrence of the term "Insurance Proceeds" in the Agreement; further, the definition of "Coverage Proceeds" shall be restated in its entirety to read as follows:              "Coverage Proceeds" shall mean (a) any amounts recovered pursuant to any credit life insurance policies covering any Obligor with respect to Receivables under such Obligor's Account, and (b) any amounts received pursuant to any debt cancellation agreement covering any Obligor with respect to Receivables under such Obligor's Account.           E.          "Interchange." The definition of "Interchange" is hereby inserted in its appropriate alphabetical position:              "Interchange" shall mean interchange fees or interchange reimbursement fees, paid or payable to the Bank with respect to the Accounts, in its capacity as credit card issuer, in connection with cardholder purchases of merchandise and services and cardholder cash advances.           F.           "Receivable." The definition of "Receivable" is amended and restated in its entirety to read as follows:

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             "Receivable" shall mean any amount owing by any Obligor under an Account from time to time, including, without limitation, amounts owing for the payment of goods and services (including, without limitation, if applicable, cash advances, balance transfers or amounts owing under convenience checks), finance charges, and other charges, if any. A Receivable shall be deemed to have been created at the end of the day on the Date of Processing of such Receivable. A Receivable shall not include any amount owing under a Charged-Off Account or an Account in which the Receivables have been repurchased pursuant to Section 2.06(b).    III.   Amendment to Section 1.02(c).

            Section 1.02(c) is amended and restated in its entirety to read as follows:

(c) All references to "accounts" shall refer to open-end charge plans for specified persons maintained by Sears or an affiliate of Sears with respect to the sale of goods or services (including, without limitation, any general purpose or co-branded credit cards and Sears MasterCard accounts), unless the context otherwise requires. IV.      Amendment to Section 2.01(a).

           Section 2.01(a) is amended by deleting the second sentence of that section and inserting the following as the second and third sentences thereof:

Effective as of July 20, 2001, the Seller hereby sells, transfers, assigns and otherwise conveys to the Trust for the benefit of the Certificateholders, without recourse, all right, title and interest of the Seller in and to Interchange existing as of July 20, 2001 and thereafter created, all monies due or to become due with respect thereto, all proceeds (as defined in Article 9 of the UCC as in effect in the State of New York) of Interchange, if any, relating thereto. In the event that such sale, transfer, assignment or conveyance pursuant to either of the preceding sentences is deemed to create a security interest in the specified property, the Seller does hereby grant to the Trust a security interest therein. V.       Amendment to Section 4.03  Section 4.03 is amended by inserting the following section (f) at the end thereof:
  (f) Interchange. All amounts realized by the Servicer on account of Interchange shall be treated like other Collections. Without limiting the generality of the foregoing, such Interchange amounts shall be included among the funds loaned to the Servicer pursuant to Section 2.03(a) until such funds are to be disbursed by the Servicer in accordance with the terms of this Article IV,
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  and shall be disbursed by the Servicer in accordance with this Section 4.03 like other Collections. VI.     Miscellaneous.

          Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

          Governing Law. This Amendment shall be construed in accordance with the internal laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

           IN WITNESS WHEREOF, SRFG, Sears and the Trustee have caused this amendment to be duly executed by their respective officers as of the date first set forth above.

SRFG, INC.
as Seller

By:  /s/ George F. Slook
Name: George F. Slook
Title: President and Chief Executive Officer

SEARS, ROEBUCK AND CO.
as Servicer

By:  /s/ Larry R. Raymond
Name: Larry R. Raymond
Title: Vice President and Treasurer

BANK ONE, NATIONAL ASSOCIATION
as Trustee

By:  /s/ Keith Richardson
Name: Keith Richardson
Title:  Vice President